EXHIBIT 99.1


JASPERS + HALL, PC
CERTIFIED PUBLIC ACCOUNTANTS
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9175 E. Kenyon Avenue, Suite 100
Denver, CO  80237
303-796-0099


November 29, 2006

Mr. Tom Djokovich, President
XsunX, Inc.

Dear Mr. Djokovich:

The audit of the September 30, 2006 financial statements of XsunX, Inc. is not complete at this time.

Sincerely,

/s/ Jaspers + Hall, PC
Jaspers + Hall, PC